UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 31, 2004

PeopleSoft, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-20710	68-0137069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4460 Hacienda Drive, Pleasanton, CA	94588-8618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 225-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2004, certain former executive officers of PeopleSoft, Inc. (the “Company”) signed separation and release agreements in order to obtain benefits under the Company’s pre-existing executive severance policies. The officers included Kevin Parker, the Company’s former co-President and Chief Financial Officer, and Phil Wilmington, the Company’s former co-President. In accordance with the terms of the Company’s existing executive severance policy (as most recently filed as Exhibit 10.8 to the Company’s 10-Q for the quarter ended September 30, 2004 and described in previous Company filings), if the executive does not revoke the release during the limited period of time as set forth in the agreement, each of these executives receives the following benefits:

•	a lump sum severance payment equal to 24 months of base salary and target bonus, as defined in the severance policy;

•	accelerated vesting of all stock options held by the individual;

•	a lump sum cash payment equal to the aggregate value of all restricted stock awards held by the individual, which will be surrendered to the Company; and

•	reimbursement for health benefits coverage for 24 months.

The amounts of these benefits have not yet been finalized but will be based on the following compensation information prior to the termination of their employment: base salary of $750,000 for Mr. Parker and $750,000 for Mr. Wilmington. Mr. Parker’s release agreement also addresses payment of a retention bonus previously granted to him by the Compensation Committee of the Company in January of 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLESOFT, INC.

Dated: January 6, 2005	By:	/S/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President, General Counsel and Secretary

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